 Pioneer Power Solutions, Inc. 10-K

EXHIBIT 10.55

March 6, 2017

Pioneer Power Solutions, Inc.; and

Pioneer Electrogroup Canada Inc.

400 Kelby Street, 9th Floor

Fort Lee, New Jersey

USA 07024

Attention:

Mr. Thomas Klink, CFO

Subject:

Financial Covenant Waiver

Dear Mr. Klink,

Under the terms and conditions of the credit facilities extended by Bank of Montreal (the ”Lender”) to Pioneer Electrogroup Canada Inc (the ”Canadian Borrower”) under the Amended and Restated Credit Agreement dated April 29, 2016; and to Pioneer Power Solutions, Inc. (the “U.S. Borrower”), the Canadian Borrower and the U.S. Borrower must maintain at fiscal year-end December 31/2016 on a consolidated basis, a current ratio which shall not be less than 1.10:1.

The Canadian Borrower and the U.S. Borrower have advised the Lender that based on in house financial statements as of December 31, 2016, the current ratio is 1.07:1, in breach of this financial covenant. The Lender hereby agrees to waive application of the covenant listed above for the fiscal year end reporting date of December 31, 2016. The waiver is granted with respect to the December 31, 2016 breach only and for the duration of one year plus one day thereof.

The waiver of the foregoing covenant is only applicable for the period indicated above and shall not apply to or be construed as a waiver of any future or other breaches, defaults or events of default, nor shall it give rise to any obligation on the part of the Lender to provide a similar waiver in future. All terms, conditions and remedies contained in or available under the Agreements remain unchanged and in full force and effect.

BANK OF MONTREAL

Per: /s/ Doreen Peters

Doreen Peters, Account Manager

Tel: 514-877-1270 Fax: 514-877-1947

doreen.peters@bmo.com